Exhibit 99.1

NEWS RELEASE For immediate release Laura Clark 904 598 7831 LauraClark@RegencyCenters.com

Regency Centers Announces Resignation of Board Member Chaim Katzman

JACKSONVILLE, Fla. (February 14, 2018) – Regency Centers Corporation (NYSE: REG; “Regency” or the “Company”) announced today that Chaim Katzman (Vice Chairman) has tendered his resignation from the Board of Directors of Regency effective immediately due to the time commitment associated with his new role as Chief Executive Officer of Gazit-Globe Ltd. as well as other existing directorships and the overboarding polices of the shareholder advisory services.

Mr. Katzman’s resignation from the Board of Directors is not the result of any disagreement with the Company’s operations, policies or procedures. “Given the strength of the Company’s Board of Directors and management team, I feel confident stepping down at this time and leaving the Company in their capable hands,” stated Chaim Katzman.

“We are thankful for Chaim’s contributions to the Board and the Company during his tenure. His insights into retail real estate and sound judgement will be missed. We wish him continued success in all his future endeavors,” stated Martin E. “Hap” Stein, Jr., Chairman and Chief Executive Officer.

About Regency Centers Corporation

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.